EXHIBIT 99.1

Stock Yards Bancorp Increases Quarterly Cash Dividend to $0.29 Per Common Share

LOUISVILLE, Ky., Aug. 17, 2022 (GLOBE NEWSWIRE) -- Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, central, eastern and northern Kentucky, as well as the Indianapolis, Indiana and Cincinnati, Ohio metropolitan markets, announced that its Board of Directors increased its cash dividend to $0.29 per common share. The dividend will be paid on October 3, 2022, to stockholders of record as of September 19, 2022.

Commenting on the announcement, James A. (Ja) Hillebrand, Chairman and Chief Executive Officer, said, “With the strength of our earnings and solid capital position, we are pleased to increase our cash dividend rate as part of our continued efforts to provide returns to our loyal shareholders. With this announcement, Stock Yards Bancorp has now raised its quarterly dividend rate a total of 15 times since 2012, resulting in a cumulative increase of 118% over that time. The increased dividend highlights our Company’s stellar performance throughout the past year and the attractive growth opportunities we see ahead.”

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $7.58 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company’s common shares trade on The NASDAQ Stock Market under the symbol “SYBT.” For more information about Stock Yards Bancorp, visit the Company’s website at www.syb.com.

Contact:	T. Clay Stinnett
Executive Vice President, Treasurer
and Chief Financial Officer
(502) 625-0890